                                                                    EXHIBIT 12.2
                             PACCAR Financial Corp.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               -------------------------------------------------

                       PURSUANT TO THE SUPPORT AGREEMENT
                       ---------------------------------
                       BETWEEN THE COMPANY AND PACCAR INC
                       ----------------------------------
                             (Thousands of Dollars)

                                                     Year Ended December 31
                                     ------------------------------------------------------
                                       1993        1992       1991        1990       1989
                                     --------    --------   --------    -------    --------
FIXED CHARGES
   Interest expense                  $45,815      $48,914    $62,520     $79,505   $ 84,870
    Less:  Assumption by PACCAR
       of interest expense(1)             -            -           -       4,450          -
                                     -------      -------    -------     -------   --------
       Net interest expense           45,815       48,914     62,520      75,055     84,870
   Facility and equipment
       rental                            655          650        834         823        781
                                     -------      -------    -------     -------   --------
TOTAL FIXED CHARGES                  $46,470      $49,564    $63,354     $75,878   $ 85,651
                                     =======      =======    =======     =======   ========

EARNINGS
   Income before taxes and
       cumulative effect of
       change in accounting
       method                        $30,449      $18,645    $ 5,654     $ 6,088   $ 22,553
   Depreciation                       10,701       10,524     11,057      12,906     11,608
                                     -------      -------    -------     -------   --------
                                      41,150       29,169     16,711      18,994     34,161

FIXED CHARGES                         46,470       49,564     63,354      75,878     85,651
                                     -------      -------    -------     -------   --------
EARNINGS AS DEFINED                  $87,620      $78,733    $80,065     $94,872   $119,812
                                     =======      =======    =======     =======   ========

RATIO OF EARNINGS
   TO FIXED CHARGES                    1.89x        1.59x      1.26x       1.25x      1.40x


(1) In order to maintain the ratio of earnings to fixed charges in 1990, PACCAR Inc provided earnings support of $7.3 million by assuming $4.5 million of the Company's interest expense and forgiving $2.8 million in administrative service charges.





                                      -30-